Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2009, except for Note 27 and for the effects of the change in accounting for non-controlling interests and for collaborative arrangements discussed in Note 2, as to which the date is June 11, 2009, relating to the financial statements of Discovery Communications, Inc., which appears in Discovery Communications, Inc.’s Current Report on Form 8-K dated June 16, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 11, 2009